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                                                                    EXHIBIT a(3)


THIRD AMENDMENT AND RESTATED CERT. OF DESIGNATION





                         VAN KAMPEN EMERGING GROWTH FUND
              Third Amended and Restated Certificate of Designation
                                       of
                         Van Kampen Emerging Growth Fund

     The undersigned, being the Secretary of Van Kampen Emerging Growth Fund, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Trust's First Amended and Restated Agreement and Declaration of Trust ("Declaration"), and by the affirmative vote of a Majority of the Trustees does hereby amend and restate in its entirety the Second Amended and Restated Certificate of Designation of the Van Kampen Emerging Growth Fund series of the Trust dated July 14, 1998 with the following rights, preferences and characteristics:


     1. Shares. The beneficial interest in the Trust shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Trust. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

     2. Classes of Shares. The Shares of the Trust shall be divided into four classes--Class A, Class B, Class C and Class D. The Trustees shall have the authority from time to time to authorize additional Classes of Shares of the Trust.

     3. Sales Charges. Each Class A, Class B, Class C and Class D Share shall be subject to such sales charges, if any, as may be established from time to time by the Trustees in accordance with the Investment Company Act of 1940 (the "1940 Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc., all as set forth in the Trust's prospectus.

     4. Conversion. Each Class B Share and certain Class C Shares of the Trust shall be converted automatically, and without any action or choice on the part of the Shareholder thereof, into Class A Shares of the Trust at such times and pursuant to


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          such terms, conditions and restrictions as may be established by the
          Trustees and as set forth in the Trust's Prospectus.

     5. Allocation of Expenses Among Classes. Expenses related solely to a particular Class (including, without limitation, distribution expenses under an administrative or service agreement, plan or other arrangement, however designated) shall be borne by that Class and shall be appropriately reflected (in a manner determined by the Trustees) in the net asset value, dividends, distribution and liquidation rights of the Shares of that Class.

     6. Special Meetings. A special meeting of Shareholders of a Class of the Trust may be called with respect to the Rule 12b-1 distribution plan applicable to such Class or with respect to any other proper purpose affecting only holders of shares of such Class at any time by a Majority of the Trustees.

     7. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Trust unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

     8.   Amendments, etc. Subject to the provisions and limitations of Section
          9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by any officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Trust outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of the Trust, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

     9. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.



                                                 June 7, 2000



                                                 /s/ A. Thomas Smith III
                                                 ------------------------------
                                                 A. Thomas Smith III, Secretary


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